EXHIBIT 99.1

American River Bankshares Reports First Quarter 2019 Results

SACRAMENTO, Calif., April 18, 2019 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ-GS: AMRB) today reported net income of $1.1 million, or $0.20 per diluted share for the first quarter of 2019 compared to $1.4 million, or $0.22 per diluted share for the first quarter of 2018.

“The effort toward building relationships is beginning to show positive results on the balance sheet as we made considerable progress on new loan commitments and fundings during the first quarter,” said David E. Ritchie, Jr., President and Chief Executive Officer. “With the efforts of the team’s hard work and the strong momentum, we are confident we have the right plan in place.”

Financial Highlights

  Net loans increased $17.5 million (5.5%) and deposits decreased $18.3 million (3.1%) during the first quarter of 2019.  Net loans increased $36.9 million (12.4%) from March 31, 2018 to March 31, 2019. Deposits decreased $27.8 million (4.6%) from March 31, 2018 to March 31, 2019.
  The net interest margin for the first quarter 2019 was 3.59%, compared to 3.54% for the fourth quarter of 2018 and 3.29% for the first quarter of 2018.
  Net interest income was $5.5 million in the first quarter of 2019, an increase of $812,000 (17.1%) from $4.7 million recorded in the first quarter of 2018.
  The allowance for loan and lease losses was $4.6 million (1.34% of total loans and leases) at March 31, 2019, compared to $4.4 million (1.36% of total loans and leases) at December 31, 2018 and $4.5 million (1.48% of total loans and leases) at March 31, 2018.  Nonperforming loans were $25,000 at March 31, 2019 compared to $27,000 at December 31, 2018 and $1.9 million at March 31, 2018.
  Shareholders’ equity was $77.6 million at March 31, 2019 compared to $74.7 million at December 31, 2018.  Tangible book value per share was $10.40 at March 31, 2019 compared to $9.97 per share at December 31, 2018.  Book value per share was $13.18 per share at March 31, 2019 compared to $12.75 per share at December 31, 2018.

  The Company continued the quarterly cash dividend program by paying a $0.05 per share cash dividend on February 13, 2019.
  The Company continues to maintain strong capital ratios.  At March 31, 2019 the Leverage ratio was 9.1% compared to 8.9% at December 31, 2018; the Tier 1 Risk-Based Capital ratio was 15.8% compared to 16.1% at December 31, 2018; and the Total Risk-Based Capital ratio was 17.0% compared to 17.3% at December 31, 2018.

Northern California Economic Update, March 31, 2019.

Each quarter, management at American River Bank prepares an economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties.  Sources of economic and industry information include: Colliers International, Keegan & Coppin Company, Inc., ycharts/housing, State of California Employment Development Department, US Census, CBRE, Integra Realty Resources, and Sacramento Association of Realtors and Trading Economics.

Commercial real estate and employment data reflected positive trends with some areas of slowing towards the end of 2018 in the markets we serve.  As we move into 2019, unemployment for the month of February has increased in all three of the Bank’s market areas compared to year-end 2018.  Commercial real estate data is not yet available for 2019.

Commercial Real Estate.  In the Greater Sacramento Area, when comparing fourth quarter 2017 to fourth quarter 2016, commercial real estate vacancies improved in all segments.  Office vacancy decreased from 11.6% to 10.8%, retail vacancy decreased from 10.3% to 9.1%, and industrial vacancy decreased from 8.1% to 5.9%.  As of the fourth quarter 2018, Sacramento area vacancy rates for all three segments decreased further to 10.2% for office, 7.8% for retail, and 4.7% for industrial.

In Sonoma County, when comparing fourth quarter 2017 to fourth quarter 2016, commercial real estate vacancies also continued to improve.  Office vacancy decreased from 14.7% to 12.5%, industrial vacancy decreased from 5.8% to 4.6%, and retail vacancy remained flat at 3.8%.   As of the fourth quarter 2018, Sonoma County’s office vacancy decreased further to 12.3%, industrial vacancy increased to 4.8%, and retail vacancy increased to 4.5%.

In all segments (office, retail, and industrial), the Greater Sacramento Area reported positive absorption from December 31, 2016 through December 31, 2018.  Sonoma County and the City of Santa Rosa also reported positive absorption over this same time period for the office segment.  Industrial absorption in Sonoma County was positive through third-quarter 2018, but experienced a negative absorption of 47,531 SF in the fourth quarter 2018.

The City of Santa Rosa was positive in the industrial segment from December 31, 2016 through June 30, 2018, however as of September 30, 2018 absorption was a negative 7,795 SF and as of December 31, 2018, was a negative 26,942 SF.  Retail absorption data is not available for the time periods mentioned above.

In Greater Sacramento, commercial lease rates overall have increased from December 31, 2016 through December 31, 2018 with lease rates ranging from the following: office: $1.71/SF to $1.90/SF; retail: $1.33/SF to $1.39/SF and industrial: $0.47/SF to $0.57/SF.  Fourth quarter 2018 lease rates represent the top of the range in two segments at $1.90 per square foot for office and $0.57 for industrial.  Retail decreased slightly from $0.39/SF in third quarter 2018 to $0.38/SF in fourth quarter 2018.

As a proxy for Sonoma County, the City of Santa Rosa’s gross office lease rates as of year-end 2016 ranged from $1.75/SF to $2.25/SF (depending on quality) and industrial rents ranged from $0.85/SF to $0.95/SF.  Year-end 2017 office rental rates ranged from $1.75/SF to $2.35/SF and industrial rates ranged from $0.90/SF to $1.10/SF.  Year-end 2018 office rental rates ranged from $1.80/SF to $2.50/SF (depending on quality) and industrial rates ranged from $0.95/SF to $1.30/SF with cannabis use rents ranging from $1.50 to $3.00+ per SF gross.  There is no retail rental rate data available for the City of Santa Rosa for these time periods.

Due to the rural nature of the Amador County region, it has the lowest level of commercial real estate concentration in the Bank’s footprint.  There is limited supply for commercial real estate in this region and as a result, minimal information is available.

Multi-family.  The multi-family market in the Sacramento area has reflected high occupancy from December 31, 2016 through December 31, 2018.  The highest occupancy rate within this time range was in second quarter 2017 at 97.7%, and the lowest was first quarter 2018 at 96.3%.  As of the fourth quarter 2018, occupancy was at 96.4%.  Monthly lease rates during this period ranged from $1,235 in fourth quarter 2016 to $1,405 in fourth quarter 2018.

The trailing 12-month cap rate from fourth quarter 2016 through fourth quarter 2018, ranged with some fluctuation from a high of 6.10% in third quarter 2017 to a low of 5.44% in the second quarter 2018.  As of fourth quarter 2018 the 12-month cap rate was 5.45%.

Employment.  National unemployment, which reached a high of 10.0% at October 31, 2009, has dropped steadily since and has stabilized.  Looking at the past two years compared to December 2016, national unemployment decreased from 4.7% to 4.1% in December 2017, and to 3.9% in December 2018.  As of February 2019, national unemployment dropped slightly further to 3.8%.

California unemployment was 5.3% at December 31, 2016.  As of December 2017 and December 2018, the rate decreased further to 4.4% and 4.1%, respectively.  As of February 2019 however, the rate increased slightly to 4.2%.  The number of employed Californians continues to increase.  There were 18.2 million at the end of 2016, 18.5 million at the end of 2017, and 18.7 million at the end of 2018.  As of February 2019, the State added another 53,000 jobs bringing the total employed to 18.8 million.

All three of our markets have reported lower unemployment rates from year-end 2015 to year-end 2018.  Unemployment rates at year-end 2015 were 5.3% and 4.1% for the Sacramento MSA and Santa Rosa-Petaluma MSA, respectively.  When comparing December 31, 2016 to December 31, 2017, unemployment rates decreased from 4.9% to 3.9% in the Sacramento MSA and 3.7% to 2.9% in the Santa Rosa-Petaluma MSA.  As of December 31, 2018, the unemployment rate for Sacramento and Santa Rosa-Petaluma MSAs decreased further to 3.5% and 2.6% respectively.

Over the same period, Amador County has been higher than the State level in nearly every quarter.  Amador County has however shown improvement decreasing to 6.2% at December 31, 2015, 5.9% at December 31, 2016, 4.3% at December 31, 2017, and 3.8% at December 31, 2018.

As of February 2018, unemployment rates increased in all three of our market areas compared to year-end 2018.  The Sacramento MSA increased to 4.1%, compared to 3.5% as of December 2018, the Santa-Rosa-Petaluma MSA increased to 3.1%, compared to 2.6% as of December 2018, and Amador County increased to 4.8% compared to 3.8% in December 2018.

Job growth was positive in all of our markets from year-end 2015 to year-end 2018.  Compared to December 2015, job growth was 1.81%, 1.38% and 4.87% for the Sacramento MSA, Santa Rosa-Petaluma MSA and Amador County, respectively, as of December 2016.  Comparing December 2016 to December 2017, job growth was 2.17% for the Sacramento MSA, 1.21% in the Santa Rosa-Petaluma MSA and 1.99% in Amador County.  Compared to December 2017, job growth was 3.68% for Sacramento MSA, 1.59% for Santa Rosa MSA and 1.74 for Amador County as of December 2018.  Job growth as of February 2018 was 0.19% for Sacramento MSA, a negative 0.78% for Santa Rosa MSA, and 0.93% for Amador County compared to 2018 year-end.

Balance Sheet Review

American River Bankshares’ assets totaled $689.4 million at March 31, 2019, compared to $688.1 million at December 31, 2018, and $695.1 million at March 31, 2018.

Net loans totaled $336.0 million at March 31, 2019, an increase of $17.5 million (5.5%) compared to $318.5 million at December 31, 2018 and an increase of $36.9 million (12.4%) compared to $299.1 million at March 31, 2018.

The loan portfolio at March 31, 2019 included: real estate loans of $286.0 million (84% of the portfolio), commercial loans of $29.8 million (9% of the portfolio) and other loans, which consist mainly of agriculture and consumer loans of $24.5 million (7% of the portfolio).  The real estate loan portfolio at March 31, 2019 includes: owner-occupied commercial real estate loans of $70.7 million (25% of the real estate portfolio), investor commercial real estate loans of $125.8 million (44% of the real estate portfolio), multi-family real estate loans of $54.7 million (19% of the real estate portfolio), construction and land development loans of $8.9 million (3% of the real estate portfolio) and residential real estate loans of $25.9 million (9% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans, leases, and other assets and other real estate owned.  Nonperforming loans includes all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest but still accrue interest because such loans are well-secured and in the process of collection.  NPAs were $982,000 at March 31, 2019 compared to $984,000 at December 31, 2018 and $2.8 million at March 31, 2018.  The NPAs to total assets ratio remained at 0.14% at the end of March 2019 from 0.14% at December 31, 2018 and decreased from 0.41% one year ago.

At March 31, 2019 and at December 31, 2018, the Company had one OREO property totaling $957,000 compared to a balance of $961,000 at March 31, 2018.  This OREO property was written down from $961,000 in the fourth quarter of 2018 due to an updated appraisal. During the first quarter of 2019, the Company did not add, sell, or modify the value of any OREO properties. There was no OREO valuation allowance recorded at March 31, 2019, December 31, 2018, or March 31, 2018.

Loans measured for impairment were $8.6 million at the end of March 2019, compared to $8.7 million at December 31, 2018, and to $12.5 million at the end of March 2018.  Specific reserves of $164,000 were held on the impaired loans at March 31, 2019, compared to $185,000 at December 31, 2018 and $524,000 at March 31, 2018.  There was a provision for loan and lease losses of $180,000 in the first quarter of 2019 compared to $125,000 in the fourth quarter of 2018.  There was no provision for loan and lease losses added for the first quarter of 2018.  The additions to the loan and lease loss allowance in the fourth quarter of 2018 and in the first quarter of 2019 was due to the growth in loan balances during 2018 and continuing into 2019.  The Company had net recoveries of $5,000 in the first quarter of 2019 compared to net losses of $65,000 in the fourth quarter of 2018 and net recoveries of $10,000 in the first quarter of 2018.  The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

Investment securities, which excludes $3.9 million in stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $286.9 million at March 31, 2019, a decrease of 2.8% from $295.2 million at December 31, 2018 and of 0.7% from $288.8 million at March 31, 2018.  At March 31, 2019, the investment portfolio was comprised of 93% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 4% obligations of states and political subdivisions, 2% corporate bonds, and 1% U.S. Treasuries.

At March 31, 2019, total deposits decreased $18.3 million (3.1%) to $572.4 million, compared to $590.7 million at December 31, 2018 and decreased $27.8 million (4.6%) compared to $600.2 million one year ago.  Core deposits decreased $17.9 million (3.6%) to $484.7 million at March 31, 2019 from $502.6 million at December 31, 2018 and decreased $35.7 million (6.9%) from $520.4 million at March 31, 2018. The Company considers all deposits except time deposits as core deposits.

At March 31, 2019, noninterest-bearing demand deposits accounted for 37% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 13%, money market balances accounted for 23% and time certificates were 15% of total deposits.  At March 31, 2018, noninterest-bearing demand deposits accounted for 35% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 28% and time certificates were 13% of total deposits.

Shareholders’ equity increased $2.9 million (3.8%) to $77.6 million at March 31, 2019 compared to $74.7 million at December 31, 2018.  The increase in equity from December 31, 2018 was due to a $1.8 million increase in accumulated other comprehensive income related to an increase in the unrealized gain on securities, an $853,000 increase in Retained Earnings due to the net income for the quarter less cash dividends declared, and a $178,000 increase in stock based compensation expense.

Net Interest Income

The net interest income during the first quarter 2019 increased $812,000 (17.1%) to $5.5 million from $4.7 million in the first quarter of 2018 and the net interest margin as a percentage of average earning assets was 3.59% in the first quarter of 2019, compared to 3.54% in the fourth quarter of 2018 and 3.29% in the first quarter of 2018.  Interest income for the first quarter of 2019 increased $1.1 million (21.0%) to $6.1 million compared to $5.1 million in the first quarter of 2018 and interest expense for the first quarter of 2019 increased $254,000 (77.2%) to $583,000 compared to $329,000 for the first quarter of 2018.  Average cost of funds increased 25 basis points from 0.35% for the first quarter of 2018 to 0.60% for the first quarter of 2019.

The average tax equivalent yield on earning assets increased from 3.51% in the first quarter of 2018 to 3.96% for the first quarter of 2019.  Much of the increase in yields from the first quarter of 2018 to the first quarter of 2019 can be attributed to an increase in loans.  When compared to the first quarter of 2018, average loan balances increased $21.3 million (6.9%) from $307.3 million to $328.6 million for the first quarter of 2019.

The average balance of earning assets increased 7.0% from $591.9 million in the first quarter of 2018 to $633.0 million in the first quarter of 2019.

Average deposits decreased $4.7 million (0.8%) from $586.4 million during the first quarter of 2018 to $581.7 million during the first quarter of 2019.  Average borrowings increased $4.0 million (26.0%) from $15.5 million during the first quarter of 2018 to $19.5 million during the first quarter of 2019.

Noninterest Income and Expense

Noninterest income for the first quarter of 2019 was $411,000, an increase of $39,000 (10.5%) from $372,000 in the first quarter of 2018.  The increase in noninterest income was predominately related to an increase in income from the gain on sale of securities from $1,000 in 2018 to $36,000 in 2019.

Noninterest expense for the first quarter of 2019 was $4.3 million, an increase of $910,000 (27.2%) from $3.4 million in the first quarter of 2018.  The increase is primarily due to an increase in salaries and employee benefits of $575,000 due to an increase in key lending and credit employees hired during the second quarter of 2018.  Also included was an increase in other expenses of $342,000.  Other expense includes costs such as insurance, advertising, director expenses, technology and telephone expenses, and bank charges.

The fully taxable equivalent efficiency ratio for the first quarter of 2019 increased to 70.9% from 64.8% for the first quarter of 2018.

Provision for Income Taxes

Federal and state income taxes for the quarter ended March 31, 2019 decreased by $32,000 (7.9%) from $406,000 in the first quarter of 2018 to $374,000 in the first quarter of 2019. The lower provision for taxes in 2019 compared to 2018 primarily resulted from the lower income before taxes, a decrease of $239,000 (13.6%) from $1.8 million in the first quarter of 2018 to $1.5 million the first quarter of 2019.

Earnings Conference Call

The first quarter earnings conference call will be held Thursday, April 18, 2019 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).  David E. Ritchie, President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions.   Shareholders, analysts and other interested parties are invited to join the call by dialing (800) 774-6070 and entering the Conference ID 6643622#.  A recording of the call will be available approximately twenty-four hours after the call’s completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Use of Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP.  These measures include tangible book value and taxable equivalent basis.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s financial position reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers.

Net Interest Margin and Efficiency Ratio (non-GAAP financial measures)

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio.  The Company believes the presentation of net interest margin on a taxable equivalent basis using a 21% effective tax rate for 2018 and 2019 allows for comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt loans and investments.  The efficiency ratio is a measure of a banking company’s overhead as a percentage of its revenue.  The Company derives this ratio by dividing total noninterest expense by the sum of the taxable equivalent net interest income and the total noninterest income.

Tangible Equity (non-GAAP financial measures)

Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets.  The Company believes the exclusion of goodwill and other intangible assets to create “tangible equity” facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Investor Contact:
Mitchell A. Derenzo
Executive Vice President and
Chief Financial Officer
American River Bankshares
916-231-6723

Media Contact:
David E. Ritchie, Jr.
President and Chief Executive Officer
American River Bankshares
916-231-6701

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	March 31	December 31	March 31
ASSETS	2019	2018	2018
Cash and due from banks	$16,610	$20,987	$22,023
Federal funds sold	0	7,000	38,000
Interest-bearing deposits in banks	2,835	1,746	1,746
Investment securities	286,879	295,225	288,766
Loans & leases:
Real estate	285,950	278,056	280,199
Commercial	29,827	29,650	20,747
Other	24,539	15,165	2,794
Deferred loan and lease origination fees, net	268	37	(186)
Allowance for loan and lease losses	(4,577)	(4,392)	(4,488)
Loans and leases, net	336,007	318,516	299,066
Bank premises and equipment, net	1,151	1,071	1,123
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	3,932	3,932	3,932
Other real estate owned, net	957	957	961
Accrued interest receivable and other assets	24,676	22,337	23,209
	$689,368	$688,092	$695,147

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$213,012	$214,745	$212,685
Interest checking	66,148	69,489	71,794
Money market	132,966	145,831	164,457
Savings	72,576	72,522	71,504
Time deposits	87,677	88,087	79,747
Total deposits	572,379	590,674	600,187
Short-term borrowings	19,000	5,000	3,500
Long-term borrowings	10,500	10,500	12,000
Accrued interest and other liabilities	9,913	7,197	7,362
Total liabilities	611,792	613,371	623,049

SHAREHOLDERS' EQUITY
Common stock	30,281	30,103	30,501
Retained earnings	47,347	46,494	43,826
Accumulated other comprehensive loss	(52)	(1,876)	(2,229)
Total shareholders' equity	77,576	74,721	72,098
	$689,368	$688,092	$695,147

Ratios:
Nonperforming loans and leases to total loans and leases	0.01%	0.01%	0.61%
Net (recoveries) chargeoffs to average loans and leases (YTD annualized)	-0.01%	0.28%	-0.01%
Allowance for loan and lease losses to total loans and leases	1.34%	1.38%	1.48%

American River Bank Capital Ratios:
Leverage Capital Ratio	9.20%	9.01%	8.62%
Common Equity Tier 1 Risk-Based Capital	15.95%	16.23%	16.84%
Tier 1 Risk-Based Capital Ratio	15.95%	16.23%	16.84%
Total Risk-Based Capital Ratio	17.13%	17.41%	18.09%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	9.13%	8.94%	8.67%
Tier 1 Risk-Based Capital Ratio	15.83%	16.11%	17.01%
Total Risk-Based Capital Ratio	17.01%	17.29%	18.26%

Nonperforming loans	25	27	1,855
Nonperforming assets	982	984	2,816

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	First	First
	Quarter	Quarter	%
	2019	2018	Change
Interest income	$6,132	$5,066	21.0%
Interest expense	583	329	77.2%
Net interest income	5,549	4,737	17.1%
Provision for loan and lease losses	180	-	-%
Noninterest income:
Service charges on deposit accounts	121	117	3.4%
Gain on sale of securities	36	1	3,500.0%
Other noninterest income	254	254	-%
Total noninterest income	411	372	10.5%
Noninterest expense:
Salaries and employee benefits	2,781	2,206	26.1%
Occupancy	257	262	(1.9)%
Furniture and equipment	140	138	1.4%
Federal Deposit Insurance Corporation assessments	50	53	(5.7)%
Expenses related to other real estate owned	4	5	(20.0)%
Other expense	1,028	686	49.9%
Total noninterest expense	4,260	3,350	27.2%
Income before provision for income taxes	1,520	1,759	(13.6)%
Provision for income taxes	374	406	(7.9)%
Net income	$1,146	$1,353	(15.3)%

Basic earnings per share	$0.20	$0.23	(13.0)%
Diluted earnings per share	$0.20	$0.22	(9.1)%

Net interest margin as a percentage of average earning assets	3.59%	3.29%

Average diluted shares outstanding	5,857,627	6,032,787

Operating Ratios:
Return on average assets	0.68%	0.80%
Return on average equity	6.17%	7.39%
Return on average tangible equity	7.88%	9.47%
Efficiency ratio (fully taxable equivalent)	70.91%	64.81%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
	2019	2018	2018	2018	2018
Interest income	$6,132	$6,012	$5,666	$5,498	$5,066
Interest expense	583	480	409	378	329
Net interest income	5,549	5,532	5,257	5,120	4,737
Provision for loan and lease losses	180	125	50	-	-
Noninterest income:
Service charges on deposit accounts	121	124	119	116	117
Gain on sale of securities	36	12	8	10	1
Other noninterest income	254	248	250	254	254
Total noninterest income	411	384	377	380	372
Noninterest expense:
Salaries and employee benefits	2,781	2,929	2,551	2,517	2,206
Occupancy	257	259	267	262	262
Furniture and equipment	140	138	141	136	138
Federal Deposit Insurance Corporation assessments	50	44	52	53	53
Expenses related to other real estate owned	4	8	10	(3)	5
Other expense	1,028	951	982	863	686
Total noninterest expense	4,260	4,329	4,003	3,828	3,350
Income before provision for income taxes	1,520	1,462	1,581	1,672	1,759
Provision for income taxes	374	337	428	403	406
Net income	$1,146	$1,125	$1,153	$1,269	$1,353

Basic earnings per share	$0.20	$0.19	$0.20	$0.22	$0.23
Diluted earnings per share	$0.20	$0.19	$0.20	$0.22	$0.22

Net interest margin as a percentage of average earning assets	3.59%	3.54%	3.44%	3.36%	3.29%

Average diluted shares outstanding	5,857,627	5,858,615	5,864,827	5,882,914	6,032,787
Shares outstanding-end of period	5,887,962	5,858,428	5,864,802	5,864,802	5,882,214

Operating Ratios (annualized):
Return on average assets	0.68%	0.65%	0.68%	0.75%	0.80%
Return on average equity	6.17%	6.22%	6.37%	7.09%	7.39%
Return on average tangible equity	7.88%	8.05%	8.24%	9.18%	9.47%
Efficiency ratio (fully taxable equivalent)	70.91%	72.59%	70.49%	68.91%	64.81%

American River Bankshares
Analysis of Net Interest Margin on Earning Assets (Unaudited)
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended March 31,	2019			2018
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$312,588	$3,818	4.95%	$293,307	$3,328	4.60%
Tax-exempt loans and leases	15,982	178	4.52%	13,959	153	4.45%
Taxable investment securities	283,006	2,024	2.90%	245,536	1,391	2.30%
Tax-exempt investment securities	14,260	111	3.16%	23,573	197	3.39%
Federal funds	700	5	2.90%	13,733	50	1.48%
Interest-bearing deposits in banks	6,459	44	2.76%	1,746	6	1.39%
Total earning assets	632,995	6,180	3.96%	591,854	5,125	3.51%
Cash & due from banks	16,176			56,973
Other assets	41,411			39,051
Allowance for loan & lease losses	(4,420)			(4,486)
	$686,162			$683,392

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$211,003	$94	0.18%	$219,499	$57	0.11%
Savings	73,602	7	0.04%	69,612	6	0.03%
Time deposits	87,636	388	1.80%	79,693	212	1.08%
Other borrowings	19,533	94	1.95%	15,500	54	1.41%
Total interest bearing liabilities	391,774	583	0.60%	384,304	329	0.35%
Noninterest bearing demand deposits	209,456			217,583
Other liabilities	9,628			7,259
Total liabilities	610,858			609,146
Shareholders' equity	75,304			74,246
	$686,162			$683,392
Net interest income & margin		$5,597	3.59%		$4,796	3.29%